EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Reg Nos. 333-30320, 333-24749, 333-128594, 333-155405 and 333-203609) and Form S-3 (Reg No. 333-148227) of Pressure BioSciences, Inc. of our report dated March 31, 2015, with respect to the consolidated financial statements of Pressure BioSciences, Inc. and Subsidiary as of December 31, 2014 and for the year then ended (which report includes an explanatory paragraph related to uncertainty of the Company’s ability to continue as a going concern), which appears in this Annual Report on Form 10-K of Pressure BioSciences, Inc. for the year ended December 31, 2015.

/s/ Marcum LLP

Marcum LLP
Boston, Massachusetts
April 5, 2016